Exhibit 99.(K)(22)

AMENDMENT AGREEMENT

AMENDMENT AGREEMENT (“Amendment”) dated as of January 27, 2023 between BNP Paribas Prime Brokerage International, Limited (“BNPP PB”), on the one hand, and FS Credit Income Fund (“Customer”), on the other hand.

WHEREAS, BNPP PB and Customer previously entered into the Committed Facility Agreement dated as of October 25, 2017 (as amended from time to time, the “Agreement”);

WHEREAS, the parties hereto desire to amend the Agreement as provided herein;

NOW THEREFORE, in consideration of the mutual agreements provided herein, the parties agree to amend the Agreement as follows:

1.	Amendment to Appendix B to the Agreement

(a) Appendix B to the Agreement is hereby deleted in its entirety and replaced with new Appendix B, attached hereto as Exhibit I.

2.	Representations

Each party represents to the other party that all representations contained in the Agreement are true and accurate as of the date of this Amendment and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment, in each case, however, except for any representation that refers to a specific date, as to which each party represents to the other party that such representation is true and accurate as of such specific date and is deemed to be given or repeated by each party, as the case may be, as of such specific date.

3.	Miscellaneous

(a)	Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement.

(b)	Entire Agreement. The Agreement as amended and supplemented by this Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto. Except as expressly set forth herein, the terms and conditions of the Agreement remain in full force and effect.

(c)	Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(d)	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

(e)	Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

(Signature page follows)

IN WITNESS WHEREOF the parties have executed this Amendment with effect from the first date specified on the first page of this Amendment.

BNP PARIBAS PRIME BROKERAGE	FS CREDIT INCOME FUND
INTERNATIONAL, LIMITED

/s/ Alex Bergelson	/s/ Edward T. Gallivan Jr.

Name: Alex Bergelson	Name: Edward T. Gallivan Jr.
Title: Managing Director	Title: Chief Financial Officer

/s/ Michael Krzewicki

Name: Michael Krzewicki
Title: Managing Director